                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)

                                 BENTHOS, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                   Common Stock, $.0667 par value per share
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  082641 10 1
                     ------------------------------------
                                (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)
     [ ] Rule 13d-1(c)
     [x] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G
CUSIP No. 082641 10 1                                          Page 2 of 4 Pages


1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Samuel O. Raymond

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a)/ /
                                                                          (b)/ /


3    SEC USE ONLY



4    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.

  Number of     5  SOLE VOTING POWER
  Shares                140,305
  Beneficially
  Owned by      6  SHARED VOTING POWER
  Each                  None
  Reporting
  Person        7  SOLE DISPOSITIVE POWER
  with                  137,183

                8  SHARED DISPOSITIVE POWER
                        None

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          140,305

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES /x/


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          10.4%

12 TYPE OF REPORTING PERSON

          IN

                                 SCHEDULE 13G

CUSIP No. 082641 10 1                                          Page 3 of 4 Pages

Item 1    Issuer

     (a) The name of the issuer is Benthos, Inc. (the "Issuer").

     (b) The address of the Issuer's principal executive offices is 49 Edgerton Drive, N. Falmouth, Massachusetts 02556.

Item 2    Reporting Person

     (a) The name of the person filing this Schedule is Samuel O. Raymond (the "Reporting Person").

     (b) The principal business address of the Reporting Person is 49 Edgerton Drive, N. Falmouth, Massachusetts 02556.

     (c) The Reporting Person is a citizen of the United States of America.

     (d) The title of the class of securities to which this Schedule relates is Common Stock, $.0667 par value.

     (e) The CUSIP number of this class of securities is 082641 10 1.

Item 3    Type of Reporting Person

     Not Applicable

Item 4    Ownership

     Reference is made to Items 5 through 11 of the Cover Page of this Schedule.

Item 5    Ownership of Five Percent or Less of a Class

     Not applicable

Item 6    Ownership of More than Five Percent on Behalf of Another Person

     Not Applicable

Item 7    Identification and Classification of Subsidiary, etc.

     Not Applicable

Item 8    Identification and Classification of Members of the Group

     Not Applicable

                                 SCHEDULE 13G
CUSIP No. 082641 10 1                                          Page 4 of 4 Pages

Item 9    Notice of Dissolution of Group

     Not Applicable


Item 10   Certifications

     Not Applicable

                                   Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                               February 4, 1999
                                        ------------------------------
                                                     Date


                                            /s/ Samuel O. Raymond
                                        -------------------------------
                                                  Signature



                                              Samuel O. Raymond
                                        ------------------------------
                                                    Name